Exhibit 10.15

PLAN OF MERGER

OF

LOGILITY, INC.

WITH AND INTO

ASI ACQUISITION, INC.

THIS PLAN OF MERGER (the “Plan”) of ASI Acquisition, Inc., a Georgia corporation (“ASI Acquisition”), and Logility, Inc., a Georgia corporation (“Logility”) (collectively, the “Constituent Corporations”), is effective as of July 6, 2009, the date on which this Plan was approved.

WITNESSETH:

WHEREAS, American Software, Inc. (“ASI”), a Georgia corporation, owns at least ninety percent (90%) of the outstanding shares of common stock of Logility and one hundred percent (100%) of the outstanding shares of common stock of ASI Acquisition, and ASI is therefore deemed to be the “parent corporation” of each of Logility and ASI Acquisition as “subsidiary corporations” within the meaning of Section 14-2-1104 of the Georgia Business Corporation Code (the “Georgia Code”); and

WHEREAS, Section 14-2-1104 of the Georgia Code authorizes the merger of a subsidiary corporation into a parent corporation or another subsidiary corporation without the approval of the Board of Directors or shareholders of the merged subsidiary; and

WHEREAS, the respective Boards of Directors of ASI and ASI Acquisition deem it advisable and in the best interest of each of the Constituent Corporations and their shareholders that Logility merge with and into ASI Acquisition; and

WHEREAS, the respective Boards of Directors of ASI and ASI Acquisition and ASI as the sole shareholder of ASI Acquisition have approved the merger and this Plan by unanimous written consent, pursuant to Sections 14-2-821 and 14-2-704 of the Georgia Code.

NOW, THEREFORE, BE IT RESOLVED, that the terms and conditions of the merger and the mode of carrying the same into effect are and shall be as follows:

SECTION 1

CONSTITUENT CORPORATIONS

1.1 ASI Acquisition, a corporation organized under the laws of the State of Georgia, has authorized capital stock consisting of 1,000 shares of common stock having no par value (“ASI Acquisition Common Stock”), of which all 1,000 shares are issued and outstanding.

1.2 Logility, a corporation organized under the laws of the State of Georgia, has authorized capital stock consisting of 20,000,000 shares of common stock having no par value (“Logility Common Stock”), of which 13,239,145 shares are issued and outstanding, and 2,000,000 shares of preferred stock having no par value, of which no shares are issued and outstanding

SECTION 2

MERGER

2.1 As of the Effective Time (as defined below), Logility shall be merged with and into ASI Acquisition pursuant to Section 14-2-1104 of the Georgia Code, with ASI Acquisition subsequent to such merger being referred to in this Plan as the “Surviving Corporation,” and the merger shall in all respects have the effect provided for in Section 14-2-1106 of the Georgia Code.

2.2 Without limiting the foregoing, as of and after the Effective Time, the separate existence of Logility shall cease and, in accordance with the terms of this Plan, the title to all real estate and other tangible and intangible property owned by Logility shall be vested in ASI Acquisition without reversion or impairment; ASI Acquisition shall have all liabilities of each of the Constituent Corporations; and any proceeding pending against any Constituent Corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

2.3 As of the Effective Time, without the need for any further approval or action, the Articles of Incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation from ASI Acquisition to Logility, Inc., pursuant to Section 14-2-1106(a)(5) of the Georgia Code.

2.4 Prior to and after the Effective Time, the Constituent Corporations shall take all such action as may be necessary or appropriate in order to effectuate the merger. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in ASI Acquisition, according to the terms of this Plan, the title to any property or rights of Logility, the last acting directors or officers of Logility and/or the corresponding directors or officers of the Surviving Corporation shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan.

SECTION 3

TERMS OF TRANSACTION

3.1 As of the Effective Time, each share of Logility Common Stock outstanding and owned of record by ASI immediately prior to the Effective Time shall be cancelled and retired and no cash or securities or other property shall be issued in exchange therefor.

3.2 As of the Effective Time, each share of Logility Common Stock outstanding and owned of record other than shares owned by ASI and other than Dissenting Shares (as defined in

Section 3.3) shall, by virtue of the merger and without any action on the part of the holder, be converted into the right to receive from ASI $7.02 per share net to the seller in cash, without interest.

3.3 Notwithstanding any provision of this Plan to the contrary, shares of Logility Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have timely delivered or electronically transmitted to Logility a documented objection to the merger (the “Dissenting Shares”) shall not be purchased by ASI pursuant to Section 3.2, but the holder shall be entitled only to such rights as are granted by Article 13 (Sections 14-2-1301 to 14-2-1332) of the Georgia Code. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to such statutory provisions shall receive payment therefor from ASI in accordance with such provisions. If such holder fails to perfect, or has effectively withdrawn or lost, his right to appraisal and payment for his shares under these provisions, each such share shall be converted into the right to receive from ASI $7.02 per share net to the seller in cash, without interest.

3.4 All certificates representing issued and outstanding shares of Logility Common Stock automatically shall be cancelled and retired as of the Effective Time.

3.5 Each share of Logility Common Stock held in the treasury of Logility immediately prior to the Effective Time shall, by virtue of the merger and without any action on the part of the holder, be cancelled and retired and cease to exist without any conversion.

3.6 Each share of ASI Acquisition Common Stock issued and outstanding immediately before the Effective Time shall, immediately after the Effective Time, remain issued and outstanding as a share of common stock of the Surviving Corporation.

SECTION 4

CONVERSION OF STOCK OPTIONS

4.1 As of the Effective Time, all options to acquire shares of Logility Common Stock that are outstanding as of the Effective Time shall be converted automatically into options to acquire Class A Common Shares of ASI under the following terms and conditions, all of which are determined to be consistent with the Logility, Inc. 1997 Stock Plan and the Logility, Inc. 2007 Stock Plan (collectively, the “Logility Plans”) and stock option agreements to which Logility is a party relating to stock options granted under the Logility Plans (the “Logility Options”):

(a) The Logility, Inc. 1997 Stock Plan, as amended to date, shall be and hereby is adopted and approved by ASI.

(b) The Logility, Inc. 2007 Stock Plan, as amended to date, shall be and hereby is adopted and approved by ASI.

(c) The Logility Options shall be modified so that they grant to the option holder the right to purchase Class A Common Shares of ASI in lieu of Logility Common Stock.

(d) The exercise price of each individual Logility Option shall be determined by multiplying the previous exercise price by a fraction, the numerator of which is the closing price of Class A Common Shares of ASI on the NASDAQ Stock Market on the day in which the Effective Time occurs (the “ASI Closing Price”) and the denominator of which is $7.02. The exercise price shall be expressed in terms of two decimals, rounded upward to the nearest one cent ($0.01).

(e) The number of Class A Common Shares of ASI to which each Logility Option shall be subject shall be determined by multiplying the number of shares of Logility Common Stock to which the existing Logility Option applies by a fraction, the numerator of which is $7.02 and the denominator of which is the ASI Closing Price. If the resulting number of Class A Common Shares would otherwise be a fraction, the number shall be rounded downward to the nearest whole number.

(f) The adjustments referred to in subsections (d) and (e) above are intended to be in conformance with Example 6 of Treasury Regulations Section 1.424-1(a)(5)(i) under the Internal Revenue Code of 1986, as amended (the “Code”), it being the intent of ASI that any existing Logility Options that have been treated as incentive stock options granted under Section 422 of the Code shall continue to be so treated. To the extent that any further adjustments are required in order to achieve that result, the Logility Options shall be deemed to be amended to implement such further adjustments.

(g) Upon the request of any holder of an existing Logility Option or in the discretion of ASI, replacement stock option grants shall be issued to holders of Logility Options reflecting the adjustments described above. ASI shall take any and all other actions necessary in order to implement the purposes of this Section 4.

4.2 The Board of Directors of ASI shall cause the Logility Plans to be amended and restated as necessary to reflect the terms and conditions set forth in Section 4.1.

4.3 The Board of Directors of ASI has authorized and reserved for issuance, pursuant to the Logility Options, as adjusted and modified hereby, that number of Class A Common Shares of ASI that would be issued upon the exercise in full of all of the Logility Options.

SECTION 5

POST-MERGER GOVERNANCE

5.1 The persons who are directors and officers of ASI Acquisition immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the bylaws of the Surviving Corporation.

5.2 From and after the Effective Time, the Amended and Restated Articles of Incorporation and the Bylaws of Logility shall be deemed repealed and the Articles of Incorporation (as amended pursuant to Section 2.3 hereof) and the Bylaws of ASI Acquisition, each as in effect at such date, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation and shall continue in effect until the same may be altered, amended, or repealed as therein provided or as provided by law.

SECTION 5

APPROVAL AND EFFECTIVENESS OF MERGER

This Plan need not be submitted for approval to the Board of Directors or shareholders of Logility, pursuant to Section 14-2-1104 of the Georgia Code. A Certificate of Merger shall be filed in accordance with the laws of the State of Georgia as soon as practicable. The merger shall become effective on the date on which the Certificate of Merger is filed with the Secretary of State of Georgia (the “Effective Time”).

SECTION 6

MISCELLANEOUS

6.1 The directors and officers of the Constituent Corporations are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan or of the merger contemplated herein.

6.2 This Plan and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Georgia.

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